Exhibit 99.1

August 30, 2016

Dear fellow shareholder,

We are pleased to enclose your quarterly dividend payment of $0.05 per share of outstanding common stock of Business First Bancshares, Inc. As previously announced, this dividend was declared by our board of directors to shareholders of record as of August 15, 2016, after reviewing, among other things, our financial performance for the quarter ended June 30, 2016, together with our historical financial performance and trends. This is our second consecutive quarterly dividend and our 37th consecutive quarter of profitability.

A few highlights from the quarter are included below, and you are also able to find more detailed financial data on our Quarterly Report on Form 10-Q which has been filed with the SEC and posted on our website at the following site: www.b1bank.com/about-b1bank/shareholder-information/

Quarterly Highlights (unaudited, dollars in thousands except per share data)

	As of and for the three months ended
	June 30, 2016	December 31, 2015	June 30, 2015

Total Assets	$1,174,142	$1,076,089	$1,106,729
Loans	$797,850	$772,392	$732,888
Deposits	$998,658	$904,236	$926,064

Book Value per share	$16.50	$15.98	$15.63
Tangible Book Value per Share	$15.19	$15.14	$14.83

Net Income	$841	$1,001	$1,023
Earnings per share - basic	$0.12	$0.14	$0.14

As you can see, our bank is achieving healthy organic growth. For the quarter ended June 30, 2016, loans increased 8.9% and deposits grew 7.8% compared to the quarter ended June 30, 2015. Net income and earnings per share for the quarter ended June 30, 2016 were down slightly when compared to the same period in 2015. This was partially attributable to costs associated with the recruitment of personnel and partially attributable to costs associated with final resolution of our acquisition of American Gateway Bank in 2015. Our core earning capacity, primarily consisting of interest income relative to interest expense (net interest margin), increased from 3.28% for the quarter ended June 30, 2015 to 3.47% for the quarter ended June 30, 2016. While we remain vigilant of volatility in the energy sector, our asset quality continues to remain stable, with our ratio of nonperforming assets to total assets declining from 1.06% as of June 30, 2015 to 0.94% as of June 30, 2016.

The highlight of our second quarter was not, however, to be found in the numbers. It was people. In Lake Charles, we added a new market president, Poncho Seaford, who joined us from a national bank in the same market, as did Jeff Free, a senior business banker. The Lake Charles MSA is one of the most dynamic and emerging markets in Louisiana, and we are excited to add two bankers with deep experience and connections in that area.

At the corporate level, we hired a new Chief Information Officer, Keith Mansfield. Keith formerly served as Chief Technology Officer of a large regional bank. Our experience with conversion of technology systems related to last year’s merger convinced me of the importance of further investment in the technology area. With the addition of Keith, we have taken a significant step. I am very proud of our ability to attract quality teammates and believe it is the most meaningful measure of the success that we have achieved over a relatively short period of time.

On a broader front, you are aware we are experiencing trying times in our state’s capitol city. From shootings at the start of summer to a major flood last weekend, we are continually striving to do our part as a community bank. In what seems to be an increasingly volatile world, we attempt to represent you as a source of stability and consistency for our clients and our employees. You can find some of our special programs related to flood relief at our landing page: www.b1bank.com

There are many ways that you can choose to be involved personally with recovery efforts. On a general level, I encourage you to donate to the Louisiana Relief Fund at www.braf.org or the Louisiana Small Business Disaster Relief Fund at www.labi.org. If you would like to donate aid specifically to our teammates in need, we have established a fund dedicated to helping Business First employees. That link is www.employees1st.org/businessfirstbank. We had about two dozen employees displaced from their homes, some of which have also lost the bulk of their personal belongings. I am very proud of our state-wide team for the compassion and support they have shown our less fortunate co-workers. We welcome any help and support that you may be able to provide.

The story is unfolding and we will keep you apprised of our progress and the impact the flooding has on the bank. I am overwhelmed by the resiliency our neighbors are demonstrating and we look forward to doing our part to expedite the recovery process.

Thank you as always for your support and your investment.

Sincerely,

Jude Melville President and Chief Executive Officer

Note: Please note that if you are a former shareholder of American Gateway Financial Corporation (“AGFC”) who has not yet returned your original stock certificates formerly representing shares of AGFC in exchange for new certificates representing the shares of Business First Bancshares, Inc. to which you are entitled as a result of the merger, you must complete this exchange before you will receive your dividend payment. To complete this exchange, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, at (877) 248-6417 or (718) 921-8317. If you have any questions, please contact Terre Bidwell at (225) 382-9232.